Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

LMAC, INC.

LMAC, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.       The present name of the Corporation is LMAC, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 6, 2020.

2.       This Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

3.        Pursuant to Sections 242 and 245 of the DGCL, the Certificate of Incorporation of the Corporation hereby is amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Liberty Media Acquisition Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH.  The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 7,550,000,000, of which (a) 7,500,000,000 shares shall be common stock, including (i) 2,000,000,000 shares of Series A common stock (the “Series A Common Stock”), (ii) 300,000,000 shares of Series B common stock (the “Series B Common Stock”), (iii) 5,000,000,000 shares of Series C common stock (the “Series C Common Stock”), and (iv) 200,000,000 shares of Series F common stock (the “Series F Common Stock” together with the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, the “Common Stock”) and (b) 50,000,000 shares shall be preferred stock (the “Preferred Stock”).

A.       Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.       Common Stock. Each share of Common Stock will, except as otherwise provided in this Restated Certificate of Incorporation or as required by applicable law, be identical in all respects and will have equal rights, powers and privileges.

(i)  Voting Rights.

(a)               Prior to the consummation of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”), except as otherwise provided for by this Restated Certificate of Incorporation or as required by applicable law:

(i)                 Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)                Holders of Series B Common Stock will be entitled to one vote for each share of such stock held of record.

(iii)               Holders of Series F Common Stock will be entitled to one vote for each share of such stock held of record.

(iv)               Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

(b)               Following the consummation of the initial Business Combination, except as otherwise provided for by this Restated Certificate of Incorporation or as required by applicable law:

(i)                 Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)                Holders of Series B Common Stock will be entitled to ten votes for each share of such stock held of record.

(iii)               Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

(c)               Except (i) as may otherwise be required by the laws of the State of Delaware, (ii) as may otherwise be provided in this Restated Certificate of Incorporation, or (iii) as may otherwise be provided in any Preferred Stock Designation, the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock, the holders of outstanding shares of Series F Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors (provided, that, prior to the consummation of the Corporation’s initial Business Combination, the holders of outstanding shares of Series F Common Stock shall have the exclusive right to elect, remove and replace any director and neither the holders of Series A Common Stock nor the holders of Series B Common Stock shall have any right to vote on the election, removal or replacement of any director) and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock of the Corporation, as the case may be, then outstanding)), and, except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock, no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter, and such stockholders will not be allowed to cumulate their votes.

(ii)  Conversion Rights.

(a)               Series B Common Stock Conversion Rights. Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock.

(b)               Series F Common Stock Conversion Rights. Each share of Series F Common Stock will be convertible, (1) at the option of the holder thereof and (2) automatically at the time of the consummation of the initial Business Combination, into one fully paid and non-assessable share of Series B Common Stock.

(c)               General.

(1)               Any voluntary conversion of (A) Series B Common Stock into Series A Common Stock pursuant to Section B(ii)(a) of Article Fourth or (B) Series F Common Stock into Series B Common Stock pursuant to Section B(ii)(b)(1) of Article Fourth may be effected by any holder of Series B Common Stock or Series F Common Stock, as applicable, by surrendering such holder’s certificate or certificates for the Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of such Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Common Stock or Series B Common Stock, as applicable, to be issued and, if less than all of the shares of Common Stock represented by one certificate and convertible pursuant to this Section B(ii)(c)(1) of Article Fourth are to be converted, the name or names in which such holder desires the certificate representing such remaining unconverted shares of Common Stock to be issued. If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Section B(ii)(c)(1) of Article Fourth will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Section B(ii)(c)(2) of Article Fourth of this Restated Certificate of Incorporation, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of applicable Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Common Stock represented by any one certificate and convertible pursuant to this Section B(ii)(c)(1) of Article Fourth are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing such remaining unconverted shares of Common Stock. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Common Stock on that date. A number of shares of issuable Common Stock equal to the number of outstanding shares of Common Stock convertible pursuant to this Section B(ii)(c)(1) of Article Fourth from time to time will be set aside and reserved for issuance upon conversion of such shares of Common Stock. Shares of Series A Common Stock and shares of Series C Common Stock are not voluntarily convertible into shares of any other series of Common Stock.

(2)               The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of issuable Common Stock on conversion of shares of convertible Common Stock pursuant to Sections B(ii)(a) or B(ii)(b)(1) of Article Fourth, as applicable. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of issuable Common Stock in a name other than that in which the shares of Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(iii)  Dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution (as defined below), is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Section B(iv) of Article Fourth below. For purposes of this Section B(iii) of Article Fourth and Section B(iv) of Article Fourth below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock of the Corporation, Convertible Securities or other securities of the Corporation or any other Person.

(iv)  Share Distributions.

If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

(a)               a Share Distribution (i) consisting of shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series F Common Stock, on an equal per share basis; provided, that, no Series C Common Stock or Series C Convertible Securities are issued and outstanding at the time of such Share Distribution, (ii) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series F Common Stock, on an equal per share basis, or (iii) consisting of (w) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (x) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, (y) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis, and (z) shares of Series F Common Stock or Series F Convertible Securities may be declared and paid to holders of Series F Common Stock, on an equal per share basis; or

(b)               a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock, Series C Common Stock or Series F Common Stock (or Series A Convertible Securities, Series B Convertible Securities, Series C Convertible Securities or Series F Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series F Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock and Series F Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock, the Series C Common Stock and the Series F Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock and Series F Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock and Series F Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock and Series F Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock and Series F Common Stock).

(v)  Reclassification.

The Corporation will not reclassify, subdivide or combine any series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis.

(vi)  Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section B(vi) of Article Fourth.

(vii)  Certain Definitions and Interpretations.

Unless the context otherwise requires, the terms defined below will have, for all purposes of this Section B of Article Fourth, the meanings herein specified:

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Series F Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series F Common Stock.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Voting Securities” means the Series A Common Stock, the Series B Common Stock, the Series F Common Stock and any series of Preferred Stock which by the terms of this Restated Certificate of Incorporation or its Preferred Stock Designation is designated as a Voting Security; provided that, except as otherwise required by the laws of the State of Delaware, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in this Restated Certificate of Incorporation or the applicable Preferred Stock Designation.

FIFTH.         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.       The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.       The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C.       The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

SIXTH. A. To the fullest extent permitted by DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. Any repeal or modification of this Section A of Article Sixth will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

B.       The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that such person, or, to the fullest extent permitted by law, a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section B of Article Sixth. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors.

The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Section B of Article Sixth or otherwise.

To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Section B of Article Sixth is not paid in full (following the final disposition of the proceeding) within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by the laws of the State of Delaware. In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Section B of Article Sixth will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

To the fullest extent permitted by law, the Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Any amendment, modification or repeal of the foregoing provisions of this Section B of Article Sixth will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its authorized officer this 18th day of November, 2020.

LMAC, INC.

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President/Assistant Secretary

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